TRIMTABS ETF TRUST
AMENDMENT NO. 1 TO THE TRUST INSTRUMENT
THE UNDERSIGNED, being a majority of the Trustees of TrimTabs ETF Trust (the “Trust”), hereby amend the Trust Instrument of the Trust (the “Trust Instrument”), in accordance with Article X, Section 7, of the Trust Instrument, as follows:

1.The name of the Trust is hereby changed from “TrimTabs ETF Trust” to “Abacus FCF ETF Trust,” and all references to the name of the Trust in the Trust Instrument are hereby accordingly amended.

This amendment shall become effective on December 27, 2024.

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Trust Instrument as of the 26th day of December, 2024.

/s/ Stephen J. Posner
Stephen J. Posner

/s/ David A. Kelly
David A. Kelly

/s/ Paul Hatch
    Paul Hatch

/s/ Jay Jackson
    Jay Jackson